EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-132479, 333-108363, and 333-108362) on Form S-8 and Registration Statements (Nos. 333-131758, 33-129501, and 33-124998) on Form S-3 of Syntax-Brillian Corporation of our report dated September 8, 2006, with respect to the consolidated balance sheets of Syntax-Brillian Corporation as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2006, which report appears in the June 30, 2006 annual report on Form 10-K/A of Syntax-Brillian Corporation.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
October 20, 2006